GENERAL METALS CORPORATION
1155 West Fourth Street, Suite 210
Reno, Nevada

CONFIDENTIAL

January ~~24~~ 30, 2013

Open Gold Corp.
Suite 2050, 1055 West Georgia Street
Vancouver, BC
V6E 3P3

Attention: Bryson Goodwin, President

Dear Mr. Goodwin:

Re: Letter of Intent relating to the acquisition by Open Gold Corp. of interest held by General Metals Corporation in Independence Mine

This Letter of Intent (**"LOI"**) sets forth the basic terms of the recent discussions between Open Gold Corp. (**"Open Gold"**) and General Metals Corporation (**"General Metals"** or the **"Company"**) (collectively, the **"Parties"**) with regard to the acquisition (the **"Transaction"**) by Open Gold of all of the Company's right, title and interest in certain unpatented mining claims and surface lands located in the Battle Mountain District, Lander County, State of Nevada, as more particularly described in Schedule A, and collectively known as the **"Independence Mine"**. Once executed by the Parties hereto, this LOI will be binding on the Parties until replaced by the Definitive Agreement (as defined in Section 4 below) or terminated in accordance with the terms herein.

1. **Structure.** The Transaction shall be effected by way of a purchase agreement between the Parties pursuant to which Open Gold will acquire all of the Company's right, title and interest in the Independence Mine in consideration for the issuance of such number of common shares of Open Gold (the **"Open Gold Shares"**) to General Metals comprising 64% of the post-Transaction issued and outstanding Open Gold Shares.

2. **Open Gold Shares.** General Metals agrees to distribute 90% or more of the Open Gold Shares to the shareholders of the Company by way of dividend or in a similar pro-rata distribution (the **"OGS Distribution"**), to be completed within 20 months of the closing of the Transaction, provided that if Open Gold Shares are subject to a 36 month escrow pursuant to the policies of the TSX Venture Exchange (the **"Exchange"**), then the OGS Distribution is to be completed within 38 months of the closing of the Transaction.

   Upon closing of the Transaction, 10% of the Open Gold Shares will be immediately transferred to the account of the Company for working capital uses until the OGS Distribution herein anticipated can be executed. The remaining 90% of the Open Gold Shares (the **"Trust Shares"**) will be registered in the name of a trustee (the **"Trustee"**), which will be legal counsel or a trust company mutually agreed to by the parties.

Pending completion of the OGS Distribution, the Trustee will hold the General Metals in trust in accordance with a trust agreement. If the Open Gold Shares are subject to escrow pursuant to the policies of the Exchange, then the escrow agent will be instructed to deliver each escrow release to the Trustee to be held in trust. The trust agreement with the Trustee will provide that the Trustee will be restricted to voting only such number of Trust Shares representing, when aggregated with the Open Gold Shares held by the Company, 14% of the outstanding voting shares as at the record date of any such meeting, and the Company will be entitled to vote such Trust Shares as proxy for the Trustee.

The Trustee will release the Trust Shares to the Company's transfer agent at the time of closing of the OGS Distribution with appropriate instructions and documentation (which the Company and Open Gold agree to provide where necessary) to effect such distribution. To the extent the OGS Distribution does not occur on or before 48 months from the closing of the Transaction, the Trustee will continue to hold the Trustee Shares in trust, however Open Gold will have a right to repurchase the shares at a price per share equal to 65% of the 10 consecutive trading day VWAP prior to the date of exercise of the repurchase right. .

General Metals understands and agrees that the Open Gold Shares issued to General Metals may, in addition to any trust arrangement, be subject to escrow requirements and restrictions on transfer as may be required under Exchange rules and applicable Canadian and U.S. securities laws. Open Gold and General Metals will cooperate in preparing any required filings in the U.S. or Canada as necessary to complete the OGS Distribution in accordance with applicable securities laws.

In the event the Trust Shares are proposed to be released in any manner other than as contemplated above, Open Gold will seek the prior approval of the TSXV, such approval being a condition to such alternate release.

3. **Resulting Entity.** Following completion of the Transaction, the existing officers of Open Gold will retain their offices, and the board of directors of Open Gold shall be comprised of five (5) directors as follows:

    a. Two (2) directors will remain from the existing board of directors including Bryson Goodwin.
    b. Two (2) directors will be nominees of General Metals (the "**General Metals Nominees**").
    c. One (1) director will be mutually agreed to and will be a nominee that is independent of both Open Gold and General Metals (the "**Independent Nominee**").

4. **Definitive Agreement.** Acceptance of this LOI shall be followed by the negotiation and settlement of a formal and definitive agreement (the "**Definitive Agreement**") by February 28, 2013, which shall incorporate the terms and conditions of this LOI and such other terms, conditions, representations and warranties as are customary for transactions of this nature or as may be reasonably requested by the Parties.

5. **Conditions Precedent.** The Transaction shall be conditional upon the satisfaction of certain conditions including, but not limited to, the following:

a. Completion of a satisfactory due diligence review by each of the Company and Open Gold.

b. Satisfaction of all of the conditions to be set forth in the Definitive Agreement, such as receipt of any and all required regulatory approvals including but not limited to, Exchange acceptance pursuant to Policy 5.3.

c. Approval of the shareholders of Open Gold if required by the TSXV pursuant to Policy 5.3.

d. Approval of the shareholders of the Company pursuant to the requirements of Delaware corporate law (the "GM Shareholder Approval").

e. Completion of the Financing by Open Gold as described below.

f. Completion of a National Instrument 43-101 Standards of Disclosure for Mineral Projects compliant report on the Independence Mine and approval of the Exchange thereof.

g. Obtaining title opinions on the claims and lands comprising the Independence Mine confirming ownership in the name of General Metals free and clear of any liens and encumbrances other than liens and encumbrances that are not material to the further exploration, development and economic feasibility of the project.

h. Appointment of the General Metals Nominees and the Independent Nominee to the board of directors of Open Gold at the time of closing of the Transaction.

6. **Concurrent Financing.** Concurrent with the closing of the Transaction to be completed on or before April 30, 2013, Open Gold shall complete a private placement comprised of Open Gold Shares for gross proceeds of $2,350,000 (the "**Financing**") with 85% of the proceeds to be used for the advancement of the Independence Project and working capital.

7. **Standstill.** Each of the Parties hereby covenants and agrees, from the date of this LOI until execution of the Definitive Agreement:

   a. not to solicit offers or have discussion with any third parties regarding the sale of its assets or any other form of business combination, and

   b. conduct its business only in, and not take any action except in, the usual, ordinary and regular course of business consistent with past practice.

8. **Expenses.** Each Party will bear its respective costs incurred in connection with the preparation, execution, and performance of this LOI and the Definitive Agreement and the transactions contemplated thereby, including all fees and expenses of agents, representatives, counsel, and accountants.

9. **Access to Information.** Upon acceptance of this LOI and until the earlier of closing of the Transaction or the Termination Date (as hereinafter defined), each of the Company and Open Gold will allow the other and their authorized representatives, including legal counsel and

consultants, full, free and unfettered access to all information, books or records of such party for the purpose of the transactions contemplated herein. Each of the Company and Open Gold agree that all information and documents so obtained will be kept confidential and the contents thereof will not be disclosed to any person without the prior written consent of the other, provided however, that each Party acknowledges that the other Party has certain disclosure obligations pursuant to applicable securities laws and the policies of the Exchange.

10. **Initial Payment.** Upon acceptance of this LOI a $25,000.00 non-refundable payment will be made to the Company.

11. **Confidentiality.**

    a. Each of the Company and Open Gold acknowledge that each will be providing to the other information that is non-public, confidential, and proprietary in nature (the "Confidential Information"). Each of Company and Open Gold (and their respective affiliates, representative, agents and employees) will keep the Confidential Information confidential and will not, except as otherwise provided below, disclose such information or use such information for any purpose other than for negotiation of the Definitive Agreement and the evaluation and consummation of the Transaction provided however that this provision shall not apply to information that: (i) becomes generally available to the public absent any breach of this provision; (ii) was available on a non-confidential basis to a Party prior to its disclosure pursuant to this LOI; or (iii) becomes available on a non-confidential basis from a third party who is not bound to keep such information confidential.

    b. Each Party hereto agrees that it will not make any public disclosure of the existence of this LOI or of any of its terms without first advising the other party of the proposed disclosure, unless such disclosure is required by applicable law or regulation including in accordance with the policies of the Exchange, and in any event the Party contemplating disclosure will inform the other Party of and obtain its consent to the form and content of such disclosure, which consent shall not be unreasonably withheld or delayed.

    c. Each Party hereto agrees that immediately upon any discontinuance of activities by either party such that the Transaction will not be consummated, each Party will return to the other all Confidential Information.

12. **Maintenance of Operations.** During the period during which this LOI remains in effect, each Company and Open Gold will conduct their respective businesses in a reasonable and prudent manner in accordance with past practices, preserve their respective existing business organizations and relationships, preserve and protect their respective properties, conduct their respective businesses in compliance with all applicable laws and regulations, and not make any dividends to equity owners or issue any securities unless both parties agree.

13. **Termination.** This LOI will be terminated in the following circumstances:

    a. In the event that despite reasonable commercial efforts by both Parties this LOI is not superseded by a Definitive Agreement on or before February 28, 2013 (the

"**Termination Date**"), either Party may terminate this LOI by providing written notice to the other Party;

b. In the event that a Party is not satisfied with its due diligence investigations of the other Party, acting reasonably, such Party may terminate this LOI by providing written notice to the other Party of the reasons that it is not satisfied;

c. By written consent of both parties.

d. If after reasonable efforts of the Parties it becomes apparent that the Exchange will not approve the Transaction substantially on the terms described in this LOI.

On termination of this LOI in accordance with this Section 13, no Party shall be obligated to the other under the terms of this LOI other than pursuant to the provisions of Sections 8 and 11 which will survive termination of the LOI.

14. **Governing Law.** This LOI shall be construed in all respects under and be subject to the laws of the Province of British Columbia and the laws of Canada applicable therein which are applicable to agreements entered into and performed within the Province of British Columbia.

15. **Execution.** This LOI may be executed in one or more counterparts and a facsimile or PDF counterpart of this LOI bearing the signature of a Party hereto shall be effective for all purposes and binding on each Party hereto.

If this LOI is acceptable, please communicate your acceptance by signing below and returning such executed copy to the Company at the address set out above by 5 p.m. (Vancouver time) on January [illegible], 2013.

Yours very truly,

GENERAL METALS CORPORATION

Per: ______________________
Authorized Signatory

THIS LETTER OF INTENT is hereby accepted on the terms and conditions set forth herein by:

OPEN GOLD CORP.

Per: ______________________
Authorized Signatory

SCHEDULE A

Legal Description of Claims and Surface Lands Comprising the Independence Mine

The Independence Property is located in Sections 28, 29, 32, and 33, Township 31 North, Range 43 East, MDBM, Lander County, Nevada. The property is centered at N40° 31' 30.672" Latitude and W117° 08' 45.014" Longitude due south of, and adjacent to Newmont's Phoenix Project and approximately 14 miles south of Battle Mountain, Nevada.

The Independence Property covers approximately 238 acres and consists of 14 full and fractional, unpatented lode mining claims situated in Sections 28, 29, 32, and 33, Township 31 North, Range 43 East, MDBM, Lander County, Nevada, as identified in Table 4.1 below. The mineral property is situated entirely on BLM administered lands in the Battle Mountain Mining District, Lander County, Nevada.

General Metals Corporation ("GMC") has purchased an additional 480 acres of private fee surface land exclusive of mineral rights and consisting of the W1/2 and the NE1/4 of section 17, Township 30 North, Range 43 East, MDBM, Lander County, Nevada.

Claim Name	BLM Serial #	Year Located
Independence	66957	1937
Independence No.1	66958	1937
Independence No.2	66959	1938
Independence No.3	66960	1938
Independence No.4	66961	1939
Independence No.5	66962	1939
North Independence No. 1	66964	1972
North Independence No.2	66965	1972
North Independence Fraction	66963	1972
Old Glory	105694	1969
DC – 80	105695	1965
DC – 81	105696	1965
DC – 82	105697	1965
DC – 83	105698	1969